SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Delaware Group® Adviser Funds
Delaware Group Cash Reserve
Delaware Group Equity Funds I
Delaware Group Equity Funds II
Delaware Group Equity Funds III
Delaware Group Equity Funds IV
Delaware Group Equity Funds V
Delaware Group Foundation Funds
Delaware Group Global & International Funds
Delaware Group Government Fund
Delaware Group Income Funds
Delaware Group Limited-Term Government Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Fund
Delaware Group Tax-Free Money Fund
Delaware Pooled® Trust
Voyageur Insured Funds
Voyageur Intermediate Tax Free Funds
Voyageur Mutual Funds
Voyageur Mutual Funds II
Voyageur Mutual Funds III
Voyageur Tax Free Funds

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

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	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary proxy materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	3)	Filing Party:

	4)	Date Filed:

2005 Market Street
Philadelphia, PA 19103-7094

Hello all,

It’s not too late to vote in our ongoing proxy solicitation for all Delaware Investments® mutual funds! Your vote is an important part of the proxy solicitation, as well as a critical piece towards the closing of the pending sale of Delaware Investments to Macquarie Group (“Closing”).

We held a special shareholder meeting on Nov. 12, 2009. However, we had to adjourn the proposals for certain funds until December, because we did not receive enough votes. So please, vote your shares today.

If:

  you have investments in Delaware Investments funds or
  you joined Delaware Investments by Dec. 31, 2007, in which case you are a participant in the DMHI retirement plan, you should have received a proxy statement and one or more proxy cards in the mail.

We encourage you and all shareholders to vote as soon as possible as the deadline for all responses is very quickly approaching. At a high level for the remaining proposals, shareholders are being asked to:

  approve a new advisory agreement between each fund and Delaware Management Company ("DMC"), the current investment manager to each fund, so that DMC may continue to serve as the investment manager for each fund after the closing. This applies to certain funds.
  elect their current Board of Trustees. This applies to open-end funds only.

We urge you to review the proxy materials and vote your shares. If you have already voted for all of your accounts, thank you, and you don’t need to do it again. If you do not have the proxy materials but are a shareholder, please e-mail Kathie Callahan at kcallahan@delinvest.com with questions or for new materials.